UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 First Street, First Floor

Los Altos, California 94022

(Address of Principal Executive Offices) (Zip Code)

(650) 518-7111

(Registrant’s telephone number, including area code)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2015, each of Dallas S. Clement, Mark E. Jensen, Gregory P. Landis and William E. Marino resigned from the board of directors (the “Board”) of Unwired Planet, Inc., a Delaware corporation (“Unwired Planet”) effective November 4, 2015.

In connection with each director’s resignation, the Board of Directors of the Company approved the following:

•	all unvested stock options and restricted stock grants by the Company currently held by each of the directors will be accelerated and become fully vested and exercisable on the effective date of his resignation; and

•	the post-termination exercise periods for all stock options of the Company held by each director as of his resignation date will be extended for an additional twelve (12) months beyond the effective date of his resignation (but in no event beyond the expiration date of the stock option).

Effective upon those resignations, Jess M. Ravich and Taylor O. Harmeling were appointed to the Board. The authorized number of directors was also reduced from eight directors to six directors effective on November 4, 2015.

Taylor O. Harmeling, 35, is a portfolio manager and founder of General Management Holdings LLC (“GMH”), a Burlington, Vermont-based investment firm. GMH invests the assets of its partners through a portfolio of highly-concentrated, long-term, value-oriented securities. GMH currently beneficially owns 4.8% of Unwired Planet’s outstanding shares. Prior to founding GMH, from 2007 to 2013, Mr. Harmeling was a managing director at Lone Pine Capital where, among other industries, he focused on media & telecommunications investments. Previously, from 2006 to 2007, Mr. Harmeling was a portfolio manager at Emerging Sovereign Group. He graduated from Harvard College with a B.A. in Economics in 2003.

Jess M. Ravich, 57, has served as a director of ALJ Regional Holdings, Inc. (“ALJJ”) since June 26, 2006 and the chairman of its Board of Directors since August 31, 2006. He has also served as the executive chairman and senior executive officer of ALJJ since February 20, 2013. Mr. Ravich joined The TCW Group as group managing director in December 2012. Prior to that, Mr. Ravich was managing director at Houlihan Lokey since December 2009. Prior to that, Mr. Ravich was chairman and chief executive officer of Libra Securities, a Los Angeles-based investment banking firm that focused on capital raising and financial advisory services for middle market corporate clients and the sales and trading of debt and equity securities for institutional investors. Prior to founding Libra Securities in 1991, Mr. Ravich was an executive vice president at Jefferies & Co., Inc. and a senior vice president at Drexel Burnham Lambert. Mr. Ravich has served on the board of directors of Cherokee Inc. (Nasdaq GS: CHKE) since May 1995. Mr. Ravich has also served as chairman of the board of directors of Cherokee Inc. since January 2011. Mr. Ravich has also served on the boards of directors of Spectrum Group International, Inc. since 2009, A-Mark Precious Metals, Inc. (Nasdaq GS: AMRK) since March 2014, as chairman at TCW BDC since September 2014 and as a board member of TCW Alternative Funds since March 2015. In addition to his professional responsibilities, Mr. Ravich has also served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. Mr. Ravich has both a B.S and M.S. from the Wharton School and a J.D. from Harvard University.

There are no arrangements or understandings between Mr. Harmeling or Mr. Ravich and Unwired Planet. Mr. Harmeling and Ravich each are expected to serve on Unwired Planet’s Audit Committee. Neither Mr. Harmeling nor Mr. Ravich engaged in any transaction of the type required to be disclosed by Item 404(a) of Regulation S-K.

Unwired Planet contemplates that Mr. Harmeling and Mr. Ravich each will enter into the standard indemnification agreement for directors and receive equity awards upon joining the Unwired Planet board. The indemnification agreement requires Unwired Planet, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The indemnification agreement also requires Unwired Planet to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding, subject to the terms contained in the agreement. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.16 to Unwired Planet’s Form 10-K filed with the Securities and Exchange Commission on September 28, 2001 and is incorporated by reference herein.

Unwired Planet announced the foregoing and other matters in the press release furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated October 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

Dated: October 22, 2015	By:	/s/ Noah D. Mesel
	Name:	Noah D. Mesel
	Title:	EVP and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated October 22, 2015